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                                                                      Exhibit 18

                   GLOBALNET FINANCIAL.COM., INC. RECEIVES
                   AMENDED OFFER FROM NEW MEDIA SPARK, plc

London England; Boca Raton, Fla. August 20, 2001 - GlobalNet Financial.com, Inc. (the "Company") (NASDAQ:GLBN; LSE:GLFA) announced today that it has entered into an amended merger agreement with New Media SPARK plc ("SPARK") pursuant to which SPARK has agreed to raise the price offered in its currently pending tender offer to acquire Company common shares at $.45 per share and Company Class A common shares at $.045 per share.

GlobalNet Acquisitions Inc., a wholly-owned subsidiary of SPARK, will amend the terms of its pending tender offer for all outstanding shares of the Company common shares and Company Class A common shares to reflect the higher price. The tender offer was scheduled to expire at 5:00 p.m. New York City time, on August 22, 2001. SPARK's amended cash tender offer will now expire on Friday, August 31, 2001.

In light of SPARK's amended proposal, the Company has withdrawn the August 17, 2001 notice of termination it delivered to SPARK. The Company's Board of Directors is supporting the amended SPARK offer and recommends that shareholders tender their shares into the SPARK offer.

This release contains forward-looking statements, which are made pursuant to the safe-harbor provisions of the private securities litigation reform act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, some of which are out of the control of the Company. Accordingly, the Company's actual results could differ materially from those discussed in this release. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. A more compete listing of cautionary statements and risk factors is contained in the company's report filed with the Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.